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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                CLARK USA, INC.


     Clark USA, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. The name under which the Corporation was originally incorporated was AOC Holdings, Inc.

     2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 24, 1988. Certificates of Amendment to the Certificate of Incorporation were filed with the Secretary of State of Delaware on November 15, 1988, November 22, 1988, September 25, 1990, February 1, 1993 and September 19, 1994.

     3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended Certificate of Incorporation of the Corporation.

     4. The text of the Restated Certificated of Incorporation as heretofore amended is restated and further amended to read in its entirety as follows:

          FIRST: The name of the Corporation is CLARK USA, INC. (the "Corporation").

          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation is to have perpetual existence.

          FOURTH: (a) Effective as of the close of business on the date on which this Restated Certificate of Incorporation shall have been filed, every 229,603 outstanding shares of Common Stock outstanding prior to such effective date shall be deemed to be converted into and reconstituted as one (1) share of Common Stock.

          b) Thereafter, the Corporation shall be authorized to issue one class of shares of stock to be designated "Common Stock" and the total number of authorized shares of Common Stock shall be One Thousand (1,000) and each such share shall have a par value of One Cent ($0.01). The Corporation shall have no preferred stock.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, repeal and amend the By-laws of the Corporation.
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          SIXTH: The number of directors of the Corporation shall be fixed by the By-laws of the Corporation, as they may be amended from time to time.

          SEVENTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article Nine by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article Nine at the time of such repeal or modification.

          TENTH: Holders of stock shall not have pre-emptive rights to subscribe for any new or increased shares of stock of the Corporation.

     5. This Restated Certificated of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Section 141, 242 and 245 of the Delaware General Corporation Law and was duly adopted by the written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said CLARK USA, INC. has caused this Restated Certificate of Incorporation to be signed by Paul D. Melnuk, its President and Chief Executive Officer, and attested by Patrick F. Heider, its Secretary, this 28th day of December, 1994.

                                       CLARK USA, INC.

                                       By:  /s/  Paul D. Melnuk
                                          -------------------------------------
                                          Paul D. Melnuk
                                          President and Chief Executive Officer
[SEAL]

ATTEST:

By:  /s/  Patrick F. Heider
   ---------------------------
     Patrick F. Heider
     Secretary

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